Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-173182, 333-66444, 333-45070 and 333-44590) of Pearson plc of our report dated March 27, 2012 relating to the financial statements and effectiveness of internal control over financial reporting, which appears in this Form 20-F.

PricewaterhouseCoopers LLP

London, England

March 27, 2012